Exhibit 99.2

For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief Financial Officer	(Media contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. to Cancel Conversion Rights

on Series A Convertible Preferred Stock

NORFOLK, Neb., January 12, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a self-administered real estate investment trust, today announced that it has provided the requisite notice to cancel the conversion rights on its Series A Convertible Preferred Stock (NASDAQ: SPPRP) as of February 20, 2009. As a result, holders of the Series A Convertible Preferred Stock cannot convert their shares of Series A Convertible Preferred Stock into shares of Supertel Hospitality’s common stock after the close of business on February 19, 2009. The Series A Convertible Preferred Stock was issued in December 2005.

The conversion rights on the Series A Convertible Preferred Stock are cancelable after December 31, 2008 if, for at least 20 trading days within any period of 30 consecutive trading days, the closing price of the common stock exceeds the conversion price of $5.66 by more than 30 percent. The closing price of the common stock exceeded $7.36 on at least 20 trading days within the 30-trading day period ending August 24, 2007.

Supertel

The Series A Convertible Preferred Stock is in book-entry form through the Depository Trust Company. Beneficial owners of the Series A Convertible Preferred Stock who wish to exercise their conversion rights on or before February 19, 2009 should contact American Stock Transfer & Trust Co., the conversion agent for the Series A Convertible Preferred Stock, at the following telephone number: (800) 937-5449.

Cancellation of the conversion rights does not affect payment of the monthly dividend of $0.06667 per share on the outstanding Series A Convertible Preferred Stock.

Supertel Hospitality, Inc. specializes in limited-service lodging. The company owns 123 hotels in 24 states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company's filings with the Securities and Exchange Commission.